Exhibit 10.18

                 News Release regarding the agreement with WIRE



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Legal  Research  Center and WIRE Announce Agreement
Expanding Access to Legal and Liability Risk Information

DATE: March 25, 1998

MINNEAPOLIS, MN.

Legal Research Center, Inc. (LRC) and WIRE, Ltd. (World-wide Intellectual Resources Exchange) today announced an agreement that will dramatically expand access to on-demand legal and liability risk information for WIRE's insurance industry customers. Under the agreement, WIRE's Internet-based Risk Information and Services Exchange (RSX) incorporates a new "Ask the Experts" feature that allows customers to initiate custom inquiries on legal and liability risk subjects via the Internet. RSX customers needing in-depth information on legal or liability risk subjects simply click the RSX "Ask the Experts" button, fill out a brief description of their research need, and instantly gain access to LRC's worldwide network of legal research experts.

"We are very excited by this opportunity to provide direct access to the world's leading legal research company through RSX," said Matthew Richardson, director of WIRE, Ltd. "LRC is the most trusted organization providing custom research on legal and liability topics worldwide."

"Our joint effort with WIRE will help LRC continue to serve the need for legal liability and compliance information in the insurance industry," according to James Seidl, president of Legal Research Center. "WIRE's RSX offers the world's largest collection of Internet-based information designed specifically for managing liability and other risks, and we expect the new relationship to bring exciting interactive research capabilities to WIRE customers, blending the best of pre-packaged information and on-demand research."

RSX, an Internet-based subscription service, serves the insurance industry with access to extensive collections of information concerning risk management. Its developer, WIRE Ltd. (http://wire.co.uk/) is a UK-based knowledge broker, specializing in the switching of high value risk-related information and expertise around the world using advanced communications technologies. The quality and service-conscious WIRE Innovation Team has developed unique ways of locating, sorting, filtering and disseminating content that responds rapidly to clients' sophisticated needs. The WIRE team uses a special combination of risk market understanding and human/artificial intelligence to merge public and private information.

Legal Research Center (http://www.lrci.com), headquartered in Minneapolis, Minnesota offers cost-effective legal research and writing services to attorneys in corporate and private practice throughout the world. LRC has repeatedly been recognized as the leading supplier of legal research services in the United States. In 1989, and each year thereafter, the Association of Trial Lawyers of America (ATLA) selected LRC as the exclusive provider of research and writing services to its 60,000 members. From 1990 through 1995, the American Corporate Counsel Association partnered with LRC as the exclusive provider of research and writing services to its 10,000 members, honoring LRC in 1996 and 1997 with ACCA's Prestigious President=s Award. In 1994 and following years, West Publishing (now West Group) selected LRC on an exclusive basis to provide analytical research and writing services to West customers.

CONTACTS: James Seidl, president of Legal Research Center, Inc., 612-332-4950 or 800-776-9377; Matthew Richardson, director of World-wide Intellectual Resource Exchange, +44 (0) 1273 704414.